Exhibit 99.1

Piper Jaffray Companies 800 Nicollet Mall, Minneapolis, MN 55402-7036

C O N T A C T
Tim Carter	Pamela Steensland
Chief Financial Officer	Head of Marketing, Events & Travel
Tel: 612 303-5607	Tel: 612 303-8185
timothy.l.carter@pjc.com	pamela.k.steensland@pjc.com

F O R   I M M E D I A T E   R E L E A S E

Piper Jaffray Companies Agrees to Acquire
Weeden & Co., L.P.

The combination builds a market-leading equities business with Weeden & Co.’s highly ranked agency execution platform and Piper Jaffray’s strong research sales platform

MINNEAPOLIS, February 25, 2019 — Piper Jaffray Companies (NYSE: PJC), a leading investment bank and asset management firm, today announced that it has reached a definitive agreement to acquire 100% of Weeden & Co., L.P. (“Weeden & Co.”), a broker-dealer focused on providing institutional clients with premier execution services. Upon closing, Weeden & Co. will convert to and operate as Piper Jaffray & Co.

Founded in 1922, Weeden & Co. provides premier global trading solutions, specializing in best execution through the use of high-touch and program trading, proprietary algorithmic strategies and derivatives. Headquartered in Greenwich, Conn., the firm also has offices in New York, Boston, Chicago and San Francisco. Weeden & Co. is a longstanding leader across multiple equity trading categories, with recognition for 15 consecutive years from Greenwich Associates’ survey of the largest sell-side portfolio trading desks.

The acquisition will significantly strengthen Piper Jaffray’s position as a top institutional equities trading platform, diversifying and expanding its client base while adding best in class execution capabilities and proprietary technology. The transaction will complement Weeden & Co.’s existing business, through Piper Jaffray’s added research and equity capital markets capabilities. Together, both firms will be more competitively positioned to add long-term value for clients.

“Today’s announcement represents an exciting and important step forward,” said Deb Schoneman, president of Piper Jaffray. “As our investing clients unbundle how they access and evaluate research and best execution, we continue to strengthen our equities offerings. Weeden & Co. brings an immediate leadership position in equity trading that makes Piper Jaffray’s platform far more robust and relevant, while adding resilience across market cycles.”

The combined trading platform will be led by Weeden & Co.’s current CEO, Lance Lonergan, who will join Piper Jaffray as the firm’s head of global equity execution.

Lonergan commented, “This transformative combination of two market-leading equity franchises broadens distribution for capital markets and investment advice, while deepening our liquidity pool. Piper Jaffray is an ideal partner to expand our offerings with its highly regarded research and capital markets platform.”

“Weeden & Co. is a firm we have long respected and admired for its talented team and best-in-class trade execution,” added Tom O’Kane, co-head of global equities at Piper Jaffray. “We look forward to combining our broader product suite with Weeden & Co.’s trading expertise and technologies, and more importantly, bringing together two firms that share a similar vision and culture.”

Transaction Overview

Piper Jaffray will acquire 100% of Weeden & Co., L.P. Prior to closing, Weeden & Co. will distribute 100% of excess capital to its shareholders. The total upfront consideration is $42 million, consisting of $24.5 million in cash and $17.5 million in restricted cash and retention stock. There is an earn-out opportunity of up to $31.5 million based on combined non-deal equity sales and trading revenue. The retention consideration includes non-compete and non-solicitation agreements. Key Weeden & Co. professionals have entered into employment agreements with Piper Jaffray that become effective concurrent with the transaction’s close. For a copy of the investor deck, please visit piperjaffray.com/weeden2019.

In this transaction, Piper Jaffray Companies will acquire Weeden & Co., L.P, an execution broker-dealer for institutional clients. The sale does not include the holding company Weeden Investors, L.P., Weeden Prime or any of its other affiliates.

Finn Dixon & Herling LLP is serving as legal advisor to Weeden & Co. and Faegre Baker Daniels LLP is serving as legal advisor to Piper Jaffray in connection to the transaction. The transaction is subject to customary closing conditions and expected to close in June 2019.

Cautionary Note Regarding Forward-Looking Information

This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of the Company and our equities sales and trading business. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction described in this announcement is subject to regulatory approval and other closing conditions and may not close on the expected timing or at all; (2) the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations and financial condition; (3) the expected benefits of the transaction, including realizable cost synergies for our equities sales and trading business, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) the success of the transaction is dependent on the ability of the Company to retain and hire key personnel and maintain relationships with our clients; (5) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of the Company generally and of its equities sales and trading business specifically;  (6) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, and updated in our subsequent reports filed with the SEC. These reports are available at www.piperjaffray.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and asset management firm. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

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